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                                                                    Exhibit 99.1

Press Release
--For Immediate Release--


                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                   Announces
            Shareholder Approval to Become Internally Managed REIT

September 8, 1997 -- Security Capital Atlantic Incorporated (ATLANTIC) (NYSE:
SCA) today announced that its shareholders voted to approve an agreement with Security Capital Group Incorporated (Security Capital) to exchange Security Capital's REIT management and property management companies for 2,306,591 shares of ATLANTIC common stock. A total of 82.04% of ATLANTIC's outstanding common shares were voted. Of those, 99.49% were voted in favor of the merger agreement, which is expected to close on September 9, 1997, subject to the conditions in the merger agreement.

As a result of the transaction, ATLANTIC will become an internally managed real estate investment trust (REIT) with Security Capital continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of ATLANTIC. The transaction is immediately accretive to ATLANTIC's per share Funds from Operations (FFO), based on ATLANTIC's 1997 forecast.

"This transaction will be extremely beneficial to ATLANTIC because it allows the company to achieve a higher long-term rate of growth," said Constance B. Moore, ATLANTIC's Co-Chairman and Chief Operating Officer. "Since inception, ATLANTIC has benefited from the strategic guidance, resources and operating expertise provided by Security Capital. This transaction will further enhance ATLANTIC's rate of growth beyond what could have been achieved as an externally managed company by allowing ATLANTIC to add assets and FFO without adding to overhead." Ms. Moore also noted that the company's associates will be able to increase their ownership in ATLANTIC through the new 1997 long-term incentive compensation plan also approved by shareholders today.

ATLANTIC's development pipeline currently includes more than $313 million of properties which, when completed, will provide incremental FFO further strengthened by this transaction. According to James C. Potts, Co-Chairman and Chief Investment Officer, this $313 million of developments span nine markets with positive growth fundamentals. These markets include Washington, D.C., Richmond, Raleigh, Orlando and
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southeast Florida.  Mr. Potts further emphasized that the internalization of management significantly improves ATLANTIC's ability to participate in the industry's consolidation. "ATLANTIC will look to add assets that strengthen our growth rate and that complement our current business," he said.

Under the terms of the agreement, Security Capital's REIT management and property management companies were valued at $54,608,549. The number of ATLANTIC common shares issued to Security Capital was determined based on a price per ATLANTIC common share of $23.675, the average closing price of ATLANTIC's common shares reported by the New York Stock Exchange for the five-day period prior to the ATLANTIC shareholder record date of August 6, 1997 for voting on the transaction.

ATLANTIC is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in the growth markets of the southeastern United States. ATLANTIC's primary objective is generating long-term, sustainable growth in per share cash flow. As of July 31, 1997, ATLANTIC's portfolio of multifamily communities included 19,265 operating units, 4,983 units under construction and an estimated 5,280 units in planning.

FOR MORE INFORMATION, CONTACT:                 K. Scott Cannon      800/982-9293
                                               Gerard de Gunzburg   212/838-9292



In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which ATLANTIC operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.